                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 27)

                              Adia Services, Inc.
- -------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.25 per share
- -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  006874 10 1
       -----------------------------------------------------------------
                                 (CUSIP Number)

                                  John Bowmer
                           Adia Holdings Incorporated
  100 Redwood Shores Parkway, Redwood City, California  94065  (415) 610-1000
- -------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                October 17, 1994
       ------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement  [  ].





                              (Page 1 of 7 Pages)

                                  SCHEDULE 13D

  CUSIP NO.    006874 10 1


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Adia Holdings Incorporated

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [  ]
                                                                   (b)  [  ]


  3    SEC USE ONLY


  4    SOURCE OF FUNDS
                       AF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                   [  ]


  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

                       7       SOLE VOTING POWER



   NUMBER OF SHARES    8       SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH                       10,232,348
   REPORTING PERSON
         WITH
                       9       SOLE DISPOSITIVE POWER



                       10      SHARES DISPOSITIVE POWER

                                        10,232,348


  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   10,232,348

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES                                          [  ]


  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   80.81%

  14   TYPE OF REPORTING PERSON

                   CO





                              (Page 2 of 7 Pages)

                                  SCHEDULE 13D

  CUSIP NO.    006874 10 1


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Adia S.A.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [  ]
                                                                   (b)  [  ]


  3    SEC USE ONLY


  4    SOURCE OF FUNDS
                         WC

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                   [  ]


  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland

                       7       SOLE VOTING POWER



   NUMBER OF SHARES    8       SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH                       10,232,348
   REPORTING PERSON
         WITH
                       9       SOLE DISPOSITIVE POWER



                       10      SHARES DISPOSITIVE POWER

                                        10,232,348


  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   10,232,348

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES                                          [  ]


  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   80.81%

  14   TYPE OF REPORTING PERSON

                   HC





                              (Page 3 of 7 Pages)

                                  SCHEDULE 13D

  CUSIP NO.    006874 10 1


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                K.J. Jacobs Holding AG

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [  ]
                                                                  (b)   [  ]


  3    SEC USE ONLY


  4    SOURCE OF FUNDS
                              AF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                   [  ]


  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland

                       7       SOLE VOTING POWER



   NUMBER OF SHARES    8       SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH                       10,232,348
   REPORTING PERSON
         WITH
                       9       SOLE DISPOSITIVE POWER



                       10      SHARES DISPOSITIVE POWER

                                        10,232,348


  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   10,232,348

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                   [  ]


  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   80.81%

  14   TYPE OF REPORTING PERSON

                   HC





                              (Page 4 of 7 Pages)

                                  SCHEDULE 13D

  CUSIP NO.    006874 10 1


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Klaus J. Jacobs

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [  ]
                                                                   (b)  [  ]


  3    SEC USE ONLY


  4    SOURCE OF FUNDS
                               AF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          [  ]


  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland

                       7       SOLE VOTING POWER



   NUMBER OF SHARES    8       SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH                       10,232,348
   REPORTING PERSON
         WITH
                       9       SOLE DISPOSITIVE POWER



                       10      SHARES DISPOSITIVE POWER

                                        10,232,348


  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   10,232,348

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES                                          [  ]


  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   80.81%

  14   TYPE OF REPORTING PERSON

                   IN





                              (Page 5 of 7 Pages)

     Amendment to Schedule 13D

     Pursuant to a Joint Filing Agreement and Power of Attorney dated
March 28, 1994 by and between Adia Holdings Incorporated, a Delaware corporation ("Holdings"), Adia S.A., a Swiss corporation ("Adia"), K.J. Jacobs Holding AG (formerly known as JAA Holding), a Swiss corporation ("KJJ") and Klaus J. Jacobs, a Swiss citizen ("Jacobs"), and in accordance with Item 101 of Regulation S-T, Holdings, Adia, KJJ and Jacobs (each, a "Reporting Person," and collectively, the "Reporting Persons") hereby amend and supplement as Amendment No. 26 the amended and restated Statement on Schedule 13D filed by the Reporting Persons as Amendment No. 24 on March 29, 1994, as amended by
Amendment No. 25 thereto on July 25, 1994 and Amendment No. 26 thereto on September 27, 1994 (as so amended, the "Statement"), with respect to shares of Common Stock, par value $.25 per share (the "Common Stock"), of Adia Services, Inc., a Delaware corporation (the "Issuer"). This Amendment No. 27 supplements and, to the extent inconsistent therewith, amends the information set forth in the Statement.

Item 4.    Purpose of Transaction.

     Item 4 of the Statement is hereby amended and supplemented by adding the following thereto:

             "The information set forth in the Combined Prospectus for American Depositary Shares and Bearer Shares, nominal value Sfr 10.00 per share, of Adia and Proxy Statement of the Issuer (the "Proxy/Prospectus"), a copy of which is attached as Exhibit (d) to Schedule 13E-3 filed with the Commission by Services, Adia, Holdings, KJJ Holding and Jacobs on
     October 17, 1994, is incorporated herein by reference."

Item 6.      Contracts, Arrangements, Understandings or
             Relationships with Respect to Securities of the Issuer

     Item 6 of the Statement is hereby amended and supplemented by adding the following thereto:

             "The information set forth in the Proxy/Prospectus, a copy of which is attached as Exhibit (d) to Schedule 13E-3 filed with the Commission by Services, Adia, Holdings, KJJ Holding and Jacobs on October 17, 1994, is incorporated herein by reference."

Item 7.      Material to be Filed as Exhibits

     Item 7 of the Statement is hereby amended and supplemented by adding the following exhibit to the end thereof:

     "Exhibit R      Proxy/Prospectus (Incorporated by reference to Exhibit
                     (d) to Schedule 13E-3 filed with the Commission by Services, Adia, Holdings, KJJ Holding and Jacobs on
                     October 17, 1994)."


                             (Page 6 of 7 Pages)


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                                  SIGNATURES:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                  ADIA HOLDINGS INCORPORATED



Date:  October 18, 1994                           By:     /s/ Martin Wettstein
                                                       ------------------------
                                                  Name:   Martin Wettstein
                                                  Title:  Attorney-in-Fact
                                                          for Adia Holdings
                                                          Incorporated



                                                  ADIA S.A.



Date:  October 18, 1994                           By:     /s/ Martin Wettstein
                                                      -------------------------
                                                  Name:   Martin Wettstein
                                                  Title:  Attorney-in-Fact
                                                          for Adia S.A.



                                                  K.J. JACOBS HOLDING AG



Date:  October 18, 1994                           By:     /s/ Martin Wettstein
                                                      --------------------------
                                                  Name:   Martin Wettstein
                                                  Title:  Attorney-in-Fact
                                                          for K.J. Jacobs
                                                          Holding AG



                                                   KLAUS J. JACOBS


Date:  October 18, 1994                            By:    /s/ Martin Wettstein
                                                        -----------------------
                                                   Name:  Martin Wettstein
                                                   Title: Attorney-in-Fact
                                                          for Klaus J. Jacobs





                              (Page 7 of 7 Pages)